CONSENT OF IAN LIPTON

I am a Principal Geologist with AMC Consultants Pty. Ltd., having been involved in preparing a report dated March 23, 2012 entitled “Mineral Resource Estimate, Solwara Project, Bismarck Sea, PNG” (the “Solwara 1 and 12 Report”) for Nautilus Minerals Inc. (the “Company”) as described in the Annual Information Form (“AIF”) of the Company dated March 30, 2015.

I refer to the registration statement on Form F-7 (the “Registration Statement”) relating to the rights offering by the Company, filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended. I hereby consent to the use of the Solwara 1 and 12 Report which is incorporated in the Registration Statement by reference to the AIF.

I also consent to the reference to me under the heading “Interest of Experts” in such Registration Statement by reference to the AIF.

/s/ Ian Lipton
Ian Lipton
Principle Geologist

February 10, 2016